EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 10, 2009, with respect to the consolidated financial statements and schedules included in the Annual Report of Technology Solutions Company and Subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Technology Solutions Company and Subsidiaries on Form S-3 (File No. 333-33671, effective August 14, 1997), Form S-4 (File No. 333-123740, effective April 1, 2005), and Forms S-8 (File No. 333-138698, effective November 14, 2006, File No. 333-119773, effective April 1, 2005, File No. 333-63057, effective September 8, 1998, and File No. 333-31387, effective July 16, 1997).
Chicago, Illinois
March 10, 2009